EXHIBIT 99.1

Stillwater Mining Company Reports Fourth Quarter and Full-Year 2016 Results

LITTLETON, Colo., Feb. 16, 2017 (GLOBE NEWSWIRE) -- Stillwater Mining Company (“Stillwater” or “the Company") (NYSE:SWC) today reported financial results for the quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights:

  Announced proposed acquisition of Stillwater by Sibanye Gold Limited ("Sibanye") for USD$18 per share in cash
  PGM mined sales of 134,500 ounces, an increase of 11.8% from 120,300 ounces sold during the fourth quarter of 2015
  Costs of metals sold of $525 per PGM mined ounce, down 1.7% from $534 per PGM mined ounce for the fourth quarter of 2015
  PGM mined production of 132,100 ounces, compared to 132,400 PGM mined ounces during the fourth quarter of 2015; fourth quarter 2016 planned mined production was reduced by approximately 3,000 ounces due to weather-related road closures
  All-in sustaining costs (AISC)* of $661 per PGM mined ounce produced, up 7.8% from $613 per PGM mined ounce for the fourth quarter of 2015
  AISC for the fourth quarter of 2016 includes $15 per PGM mined ounce spend on productivity enhancement projects
  Processed 169,200 ounces of recycled palladium, platinum and rhodium, an increase of 30.4% over 129,800 ounces recycled during the fourth quarter of 2015
  Cash and cash equivalents plus highly liquid investments of $450.1 million at quarter end
  Consolidated net income attributable to common stockholders of $6.0 million, equivalent to net income of $0.05 per diluted share

Full-Year 2016 Highlights:

  Achieved all 2016 guidance metrics
  Achieved a record safety performance for the second consecutive year, with a reportable incidence rate improvement of 14.2% compared to 2015
  PGM mined sales of 549,200 ounces, an increase of 8.3% from 507,300 ounces sold during 2015
  Costs of metals sold of $509 per PGM mined ounce, down 12.1% from $579 per PGM mined ounce for 2015
  PGM mined production of 545,300 ounces, a 4.7% increase from 520,800 PGM mined ounces during 2015
  AISC of $622 per PGM mined ounce produced, an improvement of 12.3% from $709 per PGM mined ounce for 2015
  Processed a Company record 668,300 ounces of recycled palladium, platinum and rhodium, an increase of 21.3% over 551,100 ounces recycled during 2015
  Consolidated net income attributable to common stockholders of $9.5 million, equivalent to net income of $0.08 per diluted share

Proposed Transaction with Sibanye:

On December 9, 2016, the Company entered into an agreement with Sibanye, under which Sibanye will acquire the Company for $18.00 per share in cash, representing an aggregate enterprise value of $2.2 billion. The $18.00 per share transaction price represents a 61% premium to Stillwater's volume-weighted average share price over the 52 weeks prior to the announcement of the transaction, a 25% premium to its volume-weighted share price over the 30 trading days prior to the announcement and a 23% premium to its closing share price on December 8, 2016.

The closing of the merger is subject to certain conditions including shareholder and regulatory approvals. Additional details regarding the proposed transaction are available in the preliminary proxy statement that was filed with the United States Securities and Exchange Commission on January 24, 2017. Pending the receipt of all required approvals or waivers, the Company currently anticipates the completion of the merger during the second quarter of 2017.

Commenting on the fourth quarter and full-year 2016 results, Mick McMullen, the Company’s President and Chief Executive Officer stated, “We are proud to announce today that Stillwater has again achieved all annual guidance targets. These achievements during 2016 are significant as they have been accomplished in conjunction with another record safety performance and simultaneous progress on the Blitz project throughout the year. The Company improved on its previous safety record, achieved just last year, with a 14.2% safety incidence rate improvement for 2016. In addition, the Company achieved a recycling record, processing 668,300 ounces of palladium, platinum and rhodium during 2016.

“We continue our focus on Blitz, our primary growth project. The progress on the two critical path items to first production, the 56 East development heading and the 53 East decline continues ahead of plan. In addition, the Benbow access portal, on the east end of the Blitz project advanced over 240 feet during the fourth quarter of 2016 and continues to accelerate its development rates.

"AISC increased in the fourth quarter as spending on productivity improvement projects continued and we expect to see the benefits of this spend in the coming quarters. In addition, severe winter weather resulted in road closures that prevented access to the mines for several shifts during December and resulted in the loss of approximately 3,000 ounces of production. Despite this, the Company met its guidance for the year."

Mr. McMullen concluded, “I would like to thank our team for the continuous focus on improvement in all areas of the business. These efforts have resulted in another strong quarter and year in which our stated goals were achieved.”

Fourth Quarter and Full-Year 2016 Results:

For the fourth quarter of 2016, the Company reported consolidated net income attributable to common stockholders of $6.0 million, equivalent to net income of $0.05 per diluted share. For the fourth quarter of 2015, the Company reported consolidated net income attributable to common stockholders of $4.4 million, equivalent to net income of $0.04 per diluted share. The increase in net income for the fourth quarter of 2016 was impacted by the rise in the number of mined PGM ounces sold and the higher sales price per PGM mined ounce realized compared to the fourth quarter of 2015. Underlying earnings* attributable to common stockholders for the fourth quarter of 2016 were $7.1 million (after tax), which excluded transactional costs associated with the proposed acquisition of the Company by Sibanye.

For the full-year 2016, the Company reported consolidated net income attributable to common stockholders of $9.5 million, equivalent to net income of $0.08 per diluted share. In 2015, the Company reported a consolidated net loss attributable to common shareholders of $11.9 million, equivalent to a loss of $0.10 per share. The increase in net income reflects the larger number of mined PGM ounces sold and the decrease in average sales price per mined PGM ounce during 2016. Underlying earnings* for 2016 were $10.6 million (after-tax) adjusted for transactional costs associated with the proposed acquisition of the Company by Sibanye, compared to underlying earnings of $26.1 million (after-tax) for 2015, adjusted for an impairment charge, loss on repurchase of a portion of the convertible debentures and reorganization charges.

PGM Mine Production Comparison:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Produced ounces)	2016	2015	2016	2015
Palladium	60,600	63,400	250,500	246,400
Platinum	18,400	18,900	76,500	73,400
Stillwater Mine Total	79,000	82,300	327,000	319,800

Palladium	41,200	39,000	169,700	156,500
Platinum	11,900	11,100	48,600	44,500
East Boulder Mine Total	53,100	50,100	218,300	201,000

Palladium	101,800	102,400	420,200	402,900
Platinum	30,300	30,000	125,100	117,900
Total	132,100	132,400	545,300	520,800

Mine Production segment revenues (including proceeds from the sale of by-products) totaled $105.9 million in the fourth quarter of 2016, an increase from $84.7 million for the fourth quarter of 2015. The combined average realized price for the sales of mined palladium and platinum increased for the fourth quarter of 2016 to $741 per ounce, compared to $667 per ounce realized in the fourth quarter of 2015. The total quantity of mined palladium and platinum sold in the fourth quarter of 2016 was 134,500 ounces compared to 120,300 ounces sold in the fourth quarter of 2015.

For the full-year 2016, the Company reported Mine Production segment revenues (including the proceeds for the sale of by-products) of $405.1 million, down from $415.8 million in 2015. The combined average realized price for the sales of mined palladium and platinum was $694 for 2016, a decrease from $774 per ounce realized in 2015. The total quantity of mined palladium and platinum sold in 2016 was 549,200 ounces compared to 507,300 sold during 2015.

Total costs of metals sold from PGM mined production increased to $70.7 million in the fourth quarter of 2016 from $64.3 million in the fourth quarter of 2015. For the full-year 2016 Mine Production costs of metals sold decreased to $279.3 million from $294.0 million in 2015.

Recycling Activity Comparison:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Average tons of catalyst fed per day	24.3	17.9	24.7	20.9
Tons processed	2,239	1,651	8,999	7,638
Tons tolled	430	503	2,671	2,923
Tons purchased	1,809	1,148	6,328	4,715
PGM ounces fed	169,200	129,800	668,300	551,100
PGM ounces sold	134,900	108,700	401,100	340,200
PGM tolled ounces returned	31,800	54,700	228,300	205,000

Total recycled PGM ounces fed to the smelter during the fourth quarter of 2016 were up 30.4% from the prior year quarter to 169,200 ounces. For the full-year 2016, the Company processed a record 668,300 recycled PGM ounces, an increase of 21.3% from 2015.

PGM Recycling segment revenues totaled $109.4 million for the 2016 fourth quarter, an increase from $87.2 million in the same period of 2015. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium increased to $792 per ounce in the fourth quarter of 2016 compared to $782 per ounce in the fourth quarter of 2015. Recycling sales volumes for the fourth quarter of 2016 increased to 134,900 ounces from 108,700 ounces sold in the fourth quarter of 2015. In conjunction, tolled ounces returned to customers decreased to 31,800 ounces for the fourth quarter of 2016 from 54,700 ounces in the fourth quarter of 2015.

PGM Recycling segment revenues totaled $305.9 million for full-year 2016, compared to $310.2 million in 2015. For 2016, the Company’s combined average realized sales price for recycled palladium, platinum and rhodium was $736 per ounce, down from $886 per ounce for 2015.  Recycling sales volumes for 2016 totaled 401,100 ounces, an increase from 340,200 ounces sold for 2015. For 2016, tolled ounces returned totalled 228,300, an increase from 205,000 returned in 2015.

PGM Recycling segment costs of metals sold totaled $106.1 million in the fourth quarter of 2016, an increase from $84.6 million in the fourth quarter of 2015. For the full-year 2016, PGM Recycling segment costs of metals sold decreased to $294.9 million from $300.7 million for 2015. A majority of the costs of metals sold from recycling in each period is attributable to the acquisition cost of purchasing recyclable materials for the Company's own account; therefore, the aggregate costs of metals sold from the PGM Recycling segment is driven by the volume and the value of the PGMs in the materials purchased by the Company.

General and administrative costs were $9.4 million in the fourth quarter of 2016, compared to $6.4 million incurred during the same period of 2015. Contributing to the increase in the fourth quarter of 2016 was the $1.7 million of transactional costs associated with the potential acquisition of the Company by Sibanye. For the full-year 2016, general and administrative costs were $34.7 million compared to $34.0 million in 2015.

Costs of Metals Sold Per PGM Mined Ounce:

Costs of metals sold per PGM mined ounce totaled $525 for the fourth quarter of 2016, a decrease from $534 recorded for the fourth quarter of 2015. For the full-year 2016, costs of metals sold per PGM mined ounce totaled $509, a decrease from $579 for 2015.

All-In Sustaining Costs Per PGM Mined Ounce Produced:

AISC per PGM mined ounce produced totaled $661 for the fourth quarter of 2016, an increase from $613 recorded for the same period of 2015. AISC per PGM mined ounce produced during the full-year 2016 was $622, a decrease from $709 for 2015.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
All-In Sustaining Costs Per PGM Mined Ounce Combined Montana Mining Operations	2016	2015	2016	2015
Total combined cash costs per PGM mined ounce, net of by-product and recycling credits *	$454	$450	$438	$495
PGM Recycling income credit per mined ounce	29	21	23	19
Corporate general and administrative costs (before depreciation, depletion and amortization)	60	44	58	61
Capital outlay to sustain production at the Montana operating mines	118	98	103	134
All-In Sustaining Costs per PGM mined ounce *	$661	$613	$622	$709

Cash Costs Per PGM Mined Ounce:

Total combined cash costs per PGM mined ounce (net of by-product and recycling credits)* totaled $454 per ounce for the fourth quarter of 2016, an increase over the $450 per ounce for the fourth quarter of 2015. For the full-year 2016, total combined cash costs per PGM mined ounce (net of by-product and recycling credits)* totaled $438 compared to $495 for 2015.

The table below illustrates the effect of applying the by-product and PGM Recycling segment credits to the total cash costs per PGM mined ounce for the Montana mining operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Combined Montana Mining Operations	2016	2015	2016	2015
Total combined cash costs per PGM mined ounce, before by-product and recycling credits *	$531	$505	$504	$558
By-product revenue credit per mined ounce	(48)	(34)	(43)	(44)
PGM Recycling income credit per mined ounce	(29)	(21)	(23)	(19)
Total combined cash costs per PGM mined ounce, net of by-product and recycling credits *	$454	$450	$438	$495

*Indicates non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and Reconciliation of Total Cash Costs Guidance and AISC Guidance below.

Cash Flow and Liquidity:

At December 31, 2016, the Company’s cash and cash equivalents balance was $123.2 million, compared to $147.3 million at December 31, 2015. The Company’s cash and cash equivalents plus highly liquid investments totaled $450.1 million at December 31, 2016 compared to $463.8 million at December 31, 2015. The cash and cash equivalents plus highly liquid investments for both 2016 and 2015 includes $18.5 million of investments which have been reserved as collateral on letters of credit. Net working capital increased to $527.0 million at December 31, 2016, compared to $523.0 million at December 31, 2015.

Net cash provided by operating activities (which includes changes in working capital) totaled $78.3 million for the year ended December 31, 2016, compared to $110.4 million for the same period in 2015. Cash capital expenditures were $88.7 million for the year ended December 31, 2016, compared to $107.4 million in the same period in 2015.

Outstanding total balance sheet debt reported at December 31, 2016 was approximately $274.8 million, an increase from $255.8 million at December 31, 2015. The Company’s debt balance at December 31, 2016 included approximately $274.3 million of 1.75% convertible debentures (net of unamortized discount of approximately $57.9 million and $2.9 million of deferred debt issuance costs) and $0.5 million of 1.875% convertible debentures. The change in debt balance is a result of the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

2016 Fourth Quarter and Full-Year Results Webcast and Conference Call:

Stillwater Mining Company will conduct a conference call to discuss fourth quarter and full-year 2016 results at 12:00 noon Eastern Standard Time on Thursday, February 16, 2017.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast of the conference call and related presentation materials will be accessible in the Investor Relations section of the Company's website at: www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13649180. The call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol "SWC". Information about the Company can be found at its website: www.stillwatermining.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This press release does not constitute the solicitation of any vote, proxy or approval. The Company has filed with the SEC a preliminary proxy statement and plans to file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed transaction with Sibanye. The preliminary proxy statement contains, and other relevant documents, including the definitive proxy statement, will contain, important information about the proposed transaction and related matters. STILLWATER AND SIBANYE SHAREHOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The preliminary proxy statement and other relevant documents, including the definitive proxy statement, may also be obtained, free of charge, on the SEC’s website (http://www.sec.gov), when available. Stillwater shareholders may obtain free copies of the definitive proxy statement by contacting Stillwater’s Investor Relations department at (720) 502-7671 or via e-mail at investor-relations@stillwatermining.com.

PARTICIPANTS IN THE SOLICITATION

Stillwater, Sibanye and their respective directors and officers may be deemed participants in the solicitation of proxies of Stillwater’s shareholders in connection with the proposed transaction. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the officers of Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which will be filed with the SEC today, and regarding the directors of Stillwater in Stillwater’s proxy statement filed with the SEC on March 23, 2016, for its 2016 Annual Meeting of Shareholders. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the definitive proxy statement that Stillwater intends to file with the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "target," "will," "forecast," "expect," "potential," "intend," "estimate," "anticipate," "can" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Statements related to expected timing of the transaction with Sibanye (including completion), pricing expectations, levels of output, supply and demand, information related to the Blitz Project and estimations or expectations of enterprise value, EBITDA and net asset values, are forward-looking statements. The forward-looking statements contained in this press release involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Stillwater, that could cause Stillwater's actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye's or Stillwater's ability to complete the proposed transaction; the inability to complete the proposed transaction due failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the Merger Agreement; and changes in the market price of gold, platinum group metals ("PGMs") and/or uranium. These forward-looking statements speak only as of the date of this press release.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2016	2015	2016	2015
REVENUES
Mine Production	$105,947	$84,709	$405,070	$415,774
PGM Recycling	109,350	87,176	305,865	310,156
Other	100	100	400	400
Total revenues	215,397	171,985	711,335	726,330
COSTS AND EXPENSES
Costs of metals sold
Mine Production	70,662	64,280	279,274	293,955
PGM Recycling	106,138	84,636	294,850	300,710
Total costs of metals sold (excludes depletion, depreciation and amortization)	176,800	148,916	574,124	594,665
Depletion, depreciation and amortization
Mine Production	17,907	15,257	73,080	64,200
PGM Recycling	159	211	728	949
Total depletion, depreciation and amortization	18,066	15,468	73,808	65,149
Total costs of revenues	194,866	164,384	647,932	659,814
Exploration	540	924	5,474	3,591
Reorganization	—	—	—	1,658
General and administrative	9,364	6,380	34,664	34,033
Impairment of non-producing mineral properties	—	—	—	46,772
Loss / (gain) on long-term investments	—	168	(678)	372
Gain on disposal of property, plant and equipment	(76)	—	(148)	(216)
Total costs and expenses	204,694	171,856	687,244	746,024
OPERATING INCOME (LOSS)	10,703	129	24,091	(19,694)
OTHER INCOME (EXPENSE)
Other	23	2	118	920
Loss on extinguishment of debt, net	—	—	—	(4,010)
Interest income	1,333	763	4,216	2,955
Interest expense, net of capitalized interest	(4,284)	(4,474)	(16,491)	(20,187)
Foreign currency transaction (loss) gain, net	(441)	3,798	1,219	3,947
INCOME (LOSS) BEFORE INCOME TAX (PROVISION) BENEFIT	7,334	218	13,153	(36,069)
Income tax (provision) benefit	(1,313)	4,206	(3,680)	12,333
NET INCOME (LOSS)	$6,021	$4,424	$9,473	$(23,736)
Net loss attributable to noncontrolling interest	—	—	—	(11,808)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$6,021	$4,424	$9,473	$(11,928)
Other comprehensive income, net of tax
Net unrealized (loss) gain on investments available-for-sale and deferred compensation	(354)	(363)	(17)	(214)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,667	$4,061	$9,456	$(12,142)
Comprehensive loss attributable to noncontrolling interest	—	—	—	(11,808)
TOTAL COMPREHENSIVE INCOME (LOSS)	$5,667	$4,061	$9,456	$(23,950)
Weighted average shares of common stock outstanding
Basic	121,080	120,996	121,072	120,809
Diluted	121,755	121,187	121,576	120,809
Basic income (loss) per share attributable to common stockholders	$0.05	$0.04	$0.08	$(0.10)
Diluted income (loss) per share attributable to common stockholders	$0.05	$0.04	$0.08	$(0.10)

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$123,238	$147,336
Investments, at fair value	326,884	316,429
Inventories	138,653	102,072
Trade receivables	1,621	800
Prepaid expenses	3,239	2,821
Other current assets	20,684	21,628
Total current assets	614,319	591,086
Mineral properties	112,480	112,480
Mine development, net	484,452	460,751
Property, plant and equipment, net	111,396	109,957
Other noncurrent assets	4,390	4,115
Total assets	$1,327,037	$1,278,389
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$37,056	$18,205
Accrued compensation and benefits	29,589	30,046
Property, production and franchise taxes payable	13,791	13,907
Current portion of long-term debt and capital lease obligations	—	657
Income taxes payable	2,230	—
Other current liabilities	4,642	5,286
Total current liabilities	87,308	68,101
Long-term debt	274,806	255,099
Deferred income taxes	16,403	22,761
Accrued workers compensation	6,426	6,070
Asset retirement obligation	11,596	11,027
Other noncurrent liabilities	9,652	6,102
Total liabilities	406,191	369,160
EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 121,234,192 and 121,049,471 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,212	1,210
Paid-in capital	1,101,442	1,099,283
Accumulated deficit	(181,594)	(191,067)
Accumulated other comprehensive loss	(214)	(197)
Total equity	920,846	909,229
Total liabilities and equity	$1,327,037	$1,278,389

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	December 31,
(In thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$9,473	$(23,736)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	73,808	65,149
(Gain) / loss on long-term investments	(678)	372
Loss on extinguishment of debt, net	—	4,010
Impairment of non-producing mineral properties	—	46,772
Amortization / accretion of premiums / discounts for investments	2,405	2,414
Gain on disposal of property, plant and equipment	(148)	(216)
Foreign currency transaction gain, net	(1,219)	(3,947)
Deferred income taxes	(4,444)	(17,711)
Accretion of asset retirement obligation	858	812
Amortization of deferred debt issuance costs	892	2,211
Accretion of convertible debenture debt discount	18,815	17,222
Share based compensation and other benefits	3,771	10,080
Non-cash capitalized interest	(6,504)	(4,068)
Excess tax (benefit) shortfall from stock-based compensation	(108)	154
Changes in operating assets and liabilities:
Inventories	(38,010)	28,440
Trade receivables	(821)	477
Prepaid expenses	(418)	(275)
Accounts payable	15,273	(4,611)
Accrued compensation and benefits	(457)	73
Property, production and franchise taxes payable	(112)	(3,019)
Income taxes payable	2,230	—
Accrued workers compensation	356	10
Other operating assets	1,030	(6,792)
Other operating liabilities	2,263	(3,400)
NET CASH PROVIDED BY OPERATING ACTIVITIES	78,255	110,421
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(88,696)	(107,434)
Proceeds from sale of long-term investments	1,099	—
Proceeds from disposal of property, plant and equipment	224	387
Purchases of investments	(281,303)	(286,380)
Proceeds from maturities and sales of investments	268,590	218,475
NET CASH USED IN INVESTING ACTIVITIES	(100,086)	(174,952)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of noncontrolling interest	—	(5,216)
Excess tax benefit (shortfall) from stock-based compensation	108	(154)
Payments on debt and capital lease obligations	(657)	(63,109)
Payments of tax obligations for share-based compensation	(1,752)	—
Proceeds from issuance of common stock	34	60
NET CASH USED IN FINANCING ACTIVITIES	(2,267)	(68,419)
CASH AND CASH EQUIVALENTS
Net decrease	(24,098)	(132,950)
Balance at beginning of period	147,336	280,286
BALANCE AT END OF PERIOD	$123,238	$147,336

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except ounce, ton and percentage data)	2016	2015	2016	2015
OPERATING AND COST DATA FOR PGM MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	101.8	102.4	420.2	402.9
Platinum	30.3	30.0	125.1	117.9
Total	132.1	132.4	545.3	520.8
Tons milled	323.7	309.6	1,286.7	1,216.5
Mill head grade (ounce per ton)	0.44	0.45	0.45	0.45
Sub-grade tons milled (1)	17.9	26.4	84.5	114.9
Sub-grade tons mill head grade (ounce per ton)	0.14	0.17	0.15	0.16
Total tons milled(1)	341.6	336.0	1,371.2	1,331.4
Combined mill head grade (ounce per ton)	0.42	0.43	0.44	0.43
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	7,928	8,178	32,097	31,915
Platinum grade in concentrate (ounce per ton) (3)	4.04	3.92	4.16	3.90
Palladium grade in concentrate (ounce per ton) (3)	13.23	12.94	14.13	13.02
Costs of metals sold per PGM mined ounce	$525	$534	$509	$579
Total combined cash costs per ounce - net of credits (Non-GAAP) (2)	$454	$450	$438	$495
Total combined cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$176	$177	$174	$194
Stillwater Mine:
Ounces produced
Palladium	60.6	63.4	250.5	246.4
Platinum	18.4	18.9	76.5	73.4
Total	79.0	82.3	327.0	319.8
Tons milled	176.2	176.1	683.2	675.8
Mill head grade (ounce per ton)	0.48	0.49	0.51	0.49
Sub-grade tons milled (1)	6.0	15.0	32.0	72.1
Sub-grade tons mill head grade (ounce per ton)	0.23	0.22	0.23	0.19
Total tons milled (1)	182.2	191.1	715.2	747.9
Combined mill head grade (ounce per ton)	0.47	0.47	0.49	0.46
Total mill recovery (%)	93	93	93	93
Total mine concentrate shipped (tons) (3)	4,130	4,640	16,905	17,202
Platinum grade in concentrate (ounce per ton) (3)	4.84	4.50	4.99	4.63
Palladium grade in concentrate (ounce per ton) (3)	15.36	14.35	16.72	14.99
Costs of metals sold per PGM mined ounce	$507	$510	$486	$558
Total cash costs per PGM mined ounce - net of credits (Non-GAAP) (2)	$464	$430	$437	$487
Total cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$201	$185	$200	$208

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except ounce, ton and percentage data)	2016	2015	2016	2015
OPERATING AND COST DATA FOR PGM MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	41.2	39.0	169.7	156.5
Platinum	11.9	11.1	48.6	44.5
Total	53.1	50.1	218.3	201.0
Tons milled	147.5	133.5	603.5	540.7
Mill head grade (ounce per ton)	0.40	0.40	0.40	0.40
Sub-grade tons milled (1)	11.9	11.4	52.5	42.8
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10	0.10	0.10
Total tons milled (1)	159.4	144.9	656	583.5
Combined mill head grade (ounce per ton)	0.37	0.38	0.37	0.38
Total mill recovery (%)	90	91	90	91
Total mine concentrate shipped (tons) (3)	3,798	3,538	15,192	14,713
Platinum grade in concentrate (ounce per ton) (3)	3.17	3.17	3.22	3.05
Palladium grade in concentrate (ounce per ton) (3)	10.91	11.08	11.25	10.71
Costs of metals sold per PGM mined ounce	$554	$573	$545	$616
Total cash costs per PGM mined ounce - net of credits (Non-GAAP) (2)	$440	$483	$441	$508
Total cash costs per ore ton milled - net of credits (Non-GAAP) (2)	$146	$167	$147	$175

(1) Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves – Discussion” in the Company’s 2015 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per PGM mined ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except for average prices)	2016	2015	2016	2015
SALES AND PRICE DATA
Ounces sold
PGM Mine Production:
Palladium (oz.)	104.9	94.7	430.1	396.8
Platinum (oz.)	29.6	25.6	119.1	110.5
Total	134.5	120.3	549.2	507.3
PGM Recycling: (1)
Palladium (oz.)	82.2	61	242.6	197.9
Platinum (oz.)	42.4	40.5	129.9	118.6
Rhodium (oz.)	10.3	7.2	28.6	23.7
Total	134.9	108.7	401.1	340.2
By-products from Mine Production: (2)
Rhodium (oz.)	0.8	0.5	3.3	3.1
Gold (oz.)	2.9	2.4	11.0	10.3
Silver (oz.)	1.5	1.4	6.5	6.5
Copper (lb.)	264.1	220.4	1,094.4	964.5
Nickel (lb.)	424.5	325.4	1,609.4	1,455.8
Average realized price per ounce (3)
PGM Mine Production:
Palladium ($/oz.)	$685	$603	$614	$694
Platinum ($/oz.)	$938	$905	$986	$1,060
Combined ($/oz.) (5)	$741	$667	$694	$774
PGM Recycling: (1)
Palladium ($/oz.)	$673	$635	$604	$729
Platinum ($/oz.)	$1,060	$994	$998	$1,117
Rhodium ($/oz.)	$634	$826	$664	$1,038
Combined ($/oz.) (5)	$792	$782	$736	$886
By-products from Mine Production: (2)
Rhodium ($/oz.)	$760	$751	$690	$979
Gold ($/oz.)	$1,197	$1,107	$1,244	$1,164
Silver ($/oz.)	$17	$15	$17	$16
Copper ($/lb.)	$2.19	$2.01	$1.99	$2.33
Nickel ($/lb.)	$3.96	$2.99	$3.42	$3.93
Average market price per ounce (4)
Palladium ($/oz.)	$685	$609	$614	$692
Platinum ($/oz.)	$946	$909	$989	$1,053
Combined ($/oz.) (5)	$742	$673	$695	$770

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2) By-product metals sold reflect net values of realized prices (discounted due to product form) per unit sold.
(3) The Company’s average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold.
(4) The average market price represents the average London market for the actual months of the period.
(5) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Costs of metals sold - Mine Production, the Company's most directly comparable GAAP financial measure, in any period includes some portion of material mined and processed from prior periods as the process is completed. Consequently, while costs of metals sold - Mine Production (a GAAP measure included in the Company’s Consolidated Statements of Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of metals sold - Mine Production, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of metals sold - Mine Production, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Costs of Metals Sold - Mine Production: For the Company as a whole, this measure is equal to total costs of metals sold - Mine Production, as reported in the Company's Consolidated Statements of Comprehensive Income (Loss). For the Stillwater Mine and the East Boulder Mine, the Company segregates the expenses within total costs of metals sold - Mine Production that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of metals sold - Mine Production measures for the Stillwater Mine, and the East Boulder Mine are equal, in the aggregate, to total consolidated costs of metals sold - Mine Production as reported in the Company’s Consolidated Statements of Comprehensive Income (Loss).

When divided by the total PGM mined ounces sold in the respective period, Costs of metals sold - Mine Production, measured for each mine or combined, provides an indication of the level of combined cash costs incurred per PGM mined ounce sold in that period. Consequently, Total Combined Cash Costs per PGM mined ounce sold (Non-GAAP) is a general measure of operating efficiency, and is affected both by the level of Total Combined Cash Costs (Non-GAAP) and by the total of PGM mined ounces sold.

Total Combined Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of metals sold - Mine Production adjusted for the change in mined inventories to calculate Total Combined Cash Costs before by-product and recycling income credits, (Non-GAAP). From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Combined Cash Costs, net of by-product and recycling income credits. Total Combined Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period. When divided by PGM ounces produced in the respective period, Total Combined Cash Costs, net of by-products and recycling income credits (Non-GAAP), measured for each mine or combined, provides an indication of the level of combined cash costs incurred per PGM ounce produced in that period.

When divided by the total ore tons milled in the respective period, Total Combined Cash Costs per PGM mined ounce, net of by-product and recycling income credits (Non-GAAP), measured for each mine or combined, provides an indication of the level of combined cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Combined Cash Costs per Ore Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Combined Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
Consolidated:

Costs of metals sold - Mine Production	$70,662	$64,280	$279,274	$293,955
Change in mined inventories (palladium and platinum)	(579)	2,516	(4,147)	(2,743)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$70,083	$66,796	$275,127	$291,212
By-product revenue credit	(6,326)	(4,451)	(23,704)	(23,114)
PGM Recycling income credit	(3,781)	(2,727)	(12,392)	(10,151)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$59,976	$59,618	$239,031	$257,947

PGM mined ounces sold	134.5	120.3	549.2	507.3
Costs of metals sold per PGM mined ounce	$525	$534	$509	$579

PGM mined ounces produced	132.1	132.4	545.3	520.8

Total combined cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$531	$505	$504	$558
By-product credit per mined ounce	(48)	(34)	(43)	(44)
Recycling income credit per mined ounce	(29)	(21)	(23)	(19)
Total combined cash costs PGM per mined ounce, net of by-product and recycling credits (Non-GAAP)	$454	$450	$438	$495

Ore tons milled	341.6	336.0	1,371.2	1,331.4

Total combined cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$206	$198	$200	$219
By-product credit per ore ton milled	(19)	(13)	(17)	(17)
Recycling income credit per ore ton milled	(11)	(8)	(9)	(8)
Total combined cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$176	$177	$174	$194

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
Stillwater Mine:

Costs of metals sold - Mine Production	$41,952	$37,965	$163,954	$178,017
Change in mined inventories (palladium and platinum)	292	1,548	(1,316)	(3,519)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$42,244	$39,513	$162,638	$174,498
By-product revenue credit	(3,350)	(2,394)	(12,404)	(12,525)
PGM Recycling income credit	(2,258)	(1,695)	(7,419)	(6,174)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$36,636	$35,424	$142,815	$155,799

PGM mined ounces sold	82.7	74.4	337.7	319.2
Costs of metals sold per PGM mined ounce	$507	$510	$486	$558

PGM mined ounces produced	79.0	82.3	327.0	319.8

Total cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$535	$480	$498	$545
By-product credit per mined ounce	(42)	(29)	(38)	(39)
Recycling income credit per mined ounce	(29)	(21)	(23)	(19)
Total cash costs per PGM mined ounce, net of by-product and recycling credits (Non-GAAP)	$464	$430	$437	$487

Ore tons milled	182.2	191.1	715.2	747.9

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$231	$207	$227	$233
By-product credit per ore ton milled	(18)	(13)	(17)	(17)
Recycling income credit per ore ton milled	(12)	(9)	(10)	(8)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$201	$185	$200	$208

Stillwater Mining Company
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per ounce and per ton data)	2016	2015	2016	2015
East Boulder Mine:

Costs of metals sold - Mine Production	$28,710	$26,315	$115,320	$115,938
Change in mined inventories (palladium and platinum)	(871)	969	(2,831)	776
Total cash costs, before by-product and recycling credits (Non-GAAP)	$27,839	$27,284	$112,489	$116,714
By-product revenue credit	(2,976)	(2,057)	(11,300)	(10,589)
PGM Recycling income credit	(1,523)	(1,032)	(4,973)	(3,977)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$23,340	$24,195	$96,216	$102,148

PGM mined ounces sold	51.8	45.9	211.5	188.1
Costs of metals sold per PGM mined ounce	$554	$573	$545	$616

PGM mined ounces produced	53.1	50.1	218.3	201.0

Total cash costs per PGM mined ounce, before by-product and recycling credits (Non-GAAP)	$525	$545	$516	$581
By-product credit per mined ounce	(56)	(41)	(52)	(53)
Recycling income credit per mined ounce	(29)	(21)	(23)	(20)
Total cash costs, per PGM mined ounce, net of by-product and recycling credits (Non-GAAP)	$440	$483	$441	$508

Ore tons milled	159.4	144.9	656.0	583.5

Total cash costs per ore ton milled, before by-product and recycling credits (Non-GAAP)	$175	$188	$172	$200
By-product credit per ore ton milled	(19)	(14)	(17)	(18)
Recycling income credit per ore ton milled	(10)	(7)	(8)	(7)
Total cash costs per ore ton milled, net of by-product and recycling credits (Non-GAAP)	$146	$167	$147	$175

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with Costs of metal sold - Mine Production, the Company's most directly comparable GAAP financial measure and adding to it the change in mined inventories, and adjusting for the by-product and recycling income credits, domestic corporate general and administrative costs (excluding any depreciation, one-time event charges and general and administrative costs of foreign subsidiaries) and that portion of total capital expenditures associated with sustaining the current level of mining operations. Capital expenditures, however, for Blitz and certain other one-time projects are not included in the calculation.

When divided by the total recoverable PGM mined ounces produced in the respective period, All-In Sustaining Costs per PGM Mined Ounce Produced (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per PGM mined ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of mined ore produced.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except $/oz.)	2016	2015	2016	2015
All-In Sustaining Costs
Costs of metals sold - Mine Production	$70,662	$64,280	$279,274	$293,955
Change in mined inventories (palladium and platinum)	(579)	2,516	(4,147)	(2,743)
Total combined cash costs, before by-product and recycling credits (Non-GAAP)	$70,083	$66,796	$275,127	$291,212
By-product revenue credit	(6,326)	(4,451)	(23,704)	(23,114)
PGM Recycling income credit	(3,781)	(2,727)	(12,392)	(10,151)
Total combined cash costs, net of by-product and recycling credits (Non-GAAP)	$59,976	$59,618	$239,031	$257,947
PGM Recycling income credit	3,781	2,727	12,392	10,151
Total combined cash costs, net of by-product credit (Non-GAAP)	$63,757	$62,345	$251,423	$268,098

Consolidated corporate general and administrative costs	$9,364	$6,380	$34,664	$34,033
Corporate depreciation and costs associated with the potential merger included in consolidated corporate general and administrative costs	(1,775)	(121)	(2,078)	(499)
General and administrative costs - foreign subsidiaries	335	(406)	(1,272)	(1,650)
Total general and administrative costs	$7,924	$5,853	$31,314	$31,884

Total capitalized costs	$30,067	$23,485	$102,562	$111,850
Capital associated with expansion	(14,393)	(10,451)	(46,302)	(42,450)
Total Capital incurred to sustain existing operations	$15,674	$13,034	$56,260	$69,400

All-In Sustaining Costs (Non-GAAP)	$87,355	$81,232	$338,997	$369,382

PGM mined ounces sold	134.5	120.3	549.2	507.3
PGM mined ounces produced	132.1	132.4	545.3	520.8

Costs of metals sold per PGM mined ounce	$525	$534	$509	$579
All-In Sustaining Costs per PGM Mined Ounce Produced (Non-GAAP)	$661	$613	$622	$709

Stillwater Mining Company
Underlying Earnings (Loss)
(Non-GAAP Financial Measure)
(Unaudited)

Underlying Earnings (Loss) (Non-GAAP): This non-GAAP financial measure is considered by the Company to be reflective of the actual income / loss position. This non-GAAP financial measure provides to investors and analysts the ability to understand the results of the continuing operations of the Company relating to the production, processing and sale of PGMs, by excluding certain items that have a disproportionate impact on the results for the reported periods. The measure is calculated beginning with Net income (loss) attributable to common stockholders and adding back impairment charges, one-time event charges and charges infrequent to the Company's continuing operations and the income tax effect of such adjustments. Net loss attributable to noncontrolling interest has been adjusted for the noncontrolling interest's ownership percentage of any applicable impairment charges to which the noncontrolling interest has an ownership. The Company's determination of the components of Underlying earnings (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income (loss) attributable to common stockholders is reconciled to Adjusted net income (loss) attributable to common stockholders and Underlying earnings (loss) as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$6,021	$4,424	$9,473	$(11,928)
Impairment of property, plant and equipment and non-producing mineral properties	—	—	—	46,772
Income tax effect of adjustment	—	—	—	(997)
Reorganization, net of tax	—	—	—	1,078
Loss on extinguishment of debt, net of tax	—	—	—	2,606
Transactional costs associated with the pending acquisition by Sibanye, net of tax	1,100	—	1,100	—
Adjusted net income (loss) attributable to common stockholders (Non-GAAP)	$7,121	$4,424	$10,573	$37,531
Impairment loss attributable to noncontrolling interest	—	—	—	(11,444)
Underlying earnings (loss) (Non-GAAP)	$7,121	$4,424	$10,573	$26,087

INVESTOR CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com